Exhibit 99.1

Strongbridge Biopharma plc Announces U.S. Food & Drug Administration (FDA) Filing Acceptance of New Drug Application (NDA) for RECORLEV® (levoketoconazole) for the Treatment of Endogenous Cushing’s Syndrome

~ FDA Sets Prescription Drug User Fee Act (PDUFA) Target Action Date of January 1, 2022 ~

~ If Approved, RECORLEV® (levoketoconazole) Launch Planned for First Quarter of 2022 ~

~ RECORLEV® (levoketoconazole) New Drug Application is Supported by Previously-Reported Positive and Statistically Significant Results from the Phase 3 SONICS and LOGICS Studies ~

DUBLIN, Ireland and TREVOSE, Pa., May 13, 2021 (GLOBE NEWSWIRE) -- Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced that the U.S. Food and Drug Administration (FDA) has accepted for review the Company’s New Drug Application (NDA) for RECORLEV® (levoketoconazole) for the treatment of endogenous Cushing’s syndrome.

Earlier than anticipated and following Strongbridge’s reporting of first quarter earnings results on May 12, 2021, the Company received the official Day 74 letter from the FDA. Within the Day 74 letter, the FDA set a Prescription Drug User Fee Act (PDUFA) target action date of January 1, 2022, which reflects a projected 10-month standard review period. The letter made no mention of a plan to hold an advisory committee meeting.

“We are pleased with the FDA's acceptance for filing of the RECORLEV® (levoketoconazole) New Drug Application. We believe this decision reflects the comprehensive clinical evidence that went into the NDA submission, including the positive and statistically significant efficacy and safety results from the multinational Phase 3 SONICS and LOGICS studies evaluating RECORLEV as a potential treatment option for adults with endogenous Cushing’s syndrome. We are advancing our commercial readiness plans and look forward to potentially bringing a new therapeutic option to the Cushing's syndrome community in the first quarter of 2022,” said John H. Johnson, chief executive officer of Strongbridge Biopharma.

About the SONICS Study
SONICS was an open-label, Phase 3 study of RECORLEV as a treatment for endogenous Cushing’s syndrome that enrolled 94 patients at centers in North America, Europe and the Middle East. Following a screening phase, SONICS had three treatment phases: (1) Dose Titration Phase: Patients started RECORLEV at 150 mg twice daily (300 mg total daily dose) and titrated in 150 mg increments with the goal of achieving a therapeutic dose – a dose resulting in mUFC normalization – at which point titration was stopped; (2) Maintenance Phase: The dose was fixed and should not have been changed other than for safety reasons or loss of efficacy. At the end of the six-month maintenance phase, the mUFC response rate was measured; and (3) Extended Evaluation Phase: Patients continued on RECORLEV for another six months to evaluate long-term safety and tolerability and explore efficacy durability.

About the LOGICS Study

The Phase 3, multinational, double-blind, placebo-controlled, randomized-withdrawal study, LOGICS, randomized Cushing’s syndrome patients with baseline mean urinary free cortisol (mUFC) at least 1.5 times the upper limit of normal (ULN) following completion of a single-arm, open-label treatment phase of approximately 14 to 19 weeks, with RECORLEV individually titrated according to mUFC response.

A total of 79 patients were dosed during the open-label titration-maintenance phase, 7 of whom had previously received RECORLEV during the SONICS study, and 72 who had not previously received RECORLEV. At study baseline, the median mUFC was 3.5 times the ULN, indicative of significant hypercortisolemia.

A total of 44 patients (39 who had completed the titration-maintenance phase and five who directly enrolled from the SONICS study), were randomized to either continue RECORLEV (n=22) or to have treatment withdrawn by receiving a matching placebo regimen (n=22) for up to 8 weeks, followed by restoration to the prior regimen using blinded drug. Of the 44 patients randomized, 11 patients (25 percent) had previously received RECORLEV during the SONICS study. Patients who required rescue treatment with open-label RECORLEV during the randomized-withdrawal phase were considered to have lost mUFC response at the visit corresponding to their first dose of rescue medication. Patients who did not qualify for randomization were removed from open-label treatment prior to randomization and excused from the study.

About Cushing’s Syndrome

Endogenous Cushing’s syndrome, is a rare, serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure - often the result of a benign tumor of the pituitary gland. This benign tumor tells the body to overproduce high levels of cortisol for a sustained period of time, and this often results in undesirable physical changes. The disease is most common among adults between the ages of 30 to 50, and it affects women two times more often than men. Women with Cushing's syndrome may experience a variety of health issues including menstrual problems, difficulty becoming pregnant, excess male hormones (androgens), primarily testosterone which can cause hirsutism (growth of coarse body hair in a male pattern), oily skin, and acne. Additionally, the internal manifestations of the disease are potentially life threatening. These include metabolic changes such as high blood sugar, or diabetes, high blood pressure, high cholesterol, fragility of various tissues including blood vessels, skin, muscle and bone, and psychologic disturbances such as depression, anxiety and insomnia. Untreated, the five-year survival rate is only approximately 50 percent.

About RECORLEV

RECORLEV® (levoketoconazole) is an investigational adrenal steroidogenesis inhibitor in development for the treatment of patients with endogenous Cushing’s syndrome, a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. RECORLEV is the pure 2S,4R enantiomer of ketoconazole, a steroidogenesis inhibitor. RECORLEV has demonstrated in two successful Phase 3 studies to significantly suppress serum cortisol and has the potential to be a next-generation cortisol inhibitor.

The Phase 3 program for RECORLEV includes SONICS and LOGICS: two multinational studies designed to evaluate the safety and efficacy of RECORLEV when used to treat endogenous Cushing’s syndrome. The SONICS study met its primary and secondary endpoints, demonstrating a statistically significant normalization rate of urinary free cortisol at six months. The LOGICS study, which met its primary endpoint and key secondary endpoint, is a double-blind, placebo-controlled randomized-withdrawal study of RECORLEV that is designed to supplement the long-term efficacy and safety information supplied by SONICS. The ongoing long-term open label OPTICS study will gather further useful information related to the long-term use of RECORLEV.

RECORLEV has received orphan drug designation from the FDA and the European Medicines Agency for the treatment of endogenous Cushing's syndrome.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), an adrenal steroidogenesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to potential advantages of RECORLEV, the anticipated timing and process for the review of the NDA for RECORLEV and the potential launch of RECORLEV (if approved), Strongbridge’s strategy, plans, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients. Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent Quarterly Reports on Form 10-Q, as well as its other filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

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Mike Biega
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